Exhibit 5.1

Billstein, Monson & Small PLLC
3860 Avenue B, Suite C
Billings, MT 59102
www.bmslawmt.com
(406) 656-6551

December 14, 2021

FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
Billings, Montana 59101

Ladies and Gentlemen:

We have served as special counsel for FIRST INTERSTATE BANCSYSTEM, INC. (“FIBK”) in the State of Montana (the “State”) in connection with FIBK’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by FIBK of shares of common stock of FIBK, par value $0.01 per share (the “Shares”), to be issued in connection with the merger of GREAT WESTERN BANCORP, INC. (“GWB”) with and into FIBK pursuant to the term of the Agreement and Plan of Merger dated as of September 15, 2021, by and between FIBK and GWB (the “Merger Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering this opinion, we have assumed:  (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) that all signatures on all documents we reviewed are genuine, (iii) that all documents submitted as originals are authentic, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of FIBK that we reviewed were and are accurate, and (vi) all representations made by FIBK as to the matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

As to matters of law, we limit our opinion to the laws of the State of Montana and the laws of the United States of America, and our opinions are limited to the facts and laws in existence on the date of this opinion and at no subsequent time.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the joint proxy statement/prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Billstein, Monson & Small PLLC